UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 21, 2002

Novitron International, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	0-12716 (Commission File Number)	04-2573920 (I.R.S. Employer Identification No.)

One Gateway Center, Suite 411
Newton, Massachusetts                         02458
(Address of Principal Executive Offices)(Zip Code)

(617) 527-9933
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

TABLE OF CONTENTS

Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX
Exhibit 2.1
Exhibit 99.1

Item 5. Other Events.

On August 21, 2002 the Company and Landmark Scientific entered into an agreement and plan of merger with Landmark Scientific, Inc. A press release issued by the Company on August 22, 2002 announcing the execution of a definitive agreement under which the Company will acquire Landmark Scientific is attached as Exhibit 99.1and is incorporated herein by reference.

Landmark Scientific is a laboratory equipment, supply and reagent distribution company headquartered in Greensboro, North Carolina. As a result of the merger, Novitron will acquire Landmark Scientific’s instrument business, comprising the original ASCA blood chemistry analyzer and the new generation, FDA-approved, AGII Clinical Chemistry System, together with related inventory. Landmark Scientific’s AGII analyzer is presently manufactured in England and marketed primarily internationally with annual sales of approximately $1 million. Prior to the merger, Landmark Scientific will dispose of its supply and reagent distribution business to a related party.

Historic sales by Landmark Scientific and others of both types of analyzers have been over 2,500 units to date. Of the approximately 400 units sold by Landmark Scientific, approximately 22% were sold in the U.S. and 73% in the People’s Republic of China.

Under the terms of the merger, which is subject to approval by the stockholders of both companies (including the approval of two-thirds of Novitron’s outstanding common stock that is not owned by Randal J. Kirk or any of his affiliates), Novitron, through a subsidiary, will acquire all of the outstanding capital stock of Landmark Scientific in exchange for 250,000 shares of common stock of Novitron (after giving effect to the recently declared 25% stock dividend). Under the agreement, Landmark Scientific’s stockholders will receive twenty-five (25) shares of Novitron common stock (after giving effect to the recently declared 25% Novitron stock dividend) per Landmark Scientific share.

The value of the transaction is approximately $800,000 based on the closing price of Novitron common stock on August 20, 2002. The transaction is further valued at approximately 2.1 times Landmark Scientific’s unaudited book value at June 30, 2002 and approximately 4.0 times its pro-forma projected unaudited net income for the year ending December 31, 2002, based on the value of the common shares of the Company on August 20, 2002. The merger is expected to be completed prior to the end of calendar year 2002 and is subject to customary closing conditions.

The consideration for and the other terms and conditions of the purchase transaction were determined by arms-length negotiations between the Company and Landmark Scientific. Davenport & Company LLC has issued an opinion to Novitron's Board of Directors, dated August 12, 2002, that the acquisition of Landmark by Novitron in exchange for the consideration to be issued by Novitron in the merger is fair from a financial point of view to Novitron and its stockholders other than Randal J. Kirk and his affiliates..

Randal J. Kirk, who owns approximately 37% of the common shares of Novitron, is also a principal shareholder of Landmark Scientific. Novitron has nominated Mr. Kirk for election to its Board of Directors at its forthcoming Annual Meeting to be held on September 27, 2002.

At the time of completion of the merger, Dr. Stein and Mr. Kirk and certain of their affiliates will enter into a governance agreement pursuant to which each of Dr. Stein and Mr. Kirk and their respective affiliates will agree, for a period of three years following the merger, to vote their shares of Novitron common stock for two individuals nominated by Dr. Stein and two individuals nominated by Mr. Kirk for election to Novitron’s board of directors at all meetings of Novitron’s stockholders or whenever members of Novitron’s board of directors are to be elected by written consent. The governance agreement will also impose certain restrictions on additional purchases of Novitron’s common shares by either Dr. Stein or Mr. Kirk for a period of one year following the merger.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  Financial Statements of Businesses Acquired.

  None required.

  Pro Forma Financial Information.

  None required

  Exhibits
2.1

Agreement and Plan of Merger, dated as of August 21, 2002, by and among Novitron International, Inc. and Landmark Scientific (the "Agreement"). Certain schedules and exhibits referenced in the Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-B. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press Release, dated August 21, 2002, issued by Novitron International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Novitron International, Inc.

Date: August 21, 2002	/s/ Israel M. Stein MD

Israel M. Stein MD Chairman of the Board Principal Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of August 21, 2002, by and among Novitron International, Inc. and Landmark Scientific (the "Agreement"). Certain schedules and exhibits referenced in the Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-B. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press release, dated August 21, 2002.